Exhibit 8.1

LIST OF SUBSIDIARIES

	Country of incorporation	Percentage of voting interest at December 31, 2004

Itaú BBA
Banco Itaú BBA S.A. (1)	Brazil	74.49%
Banco Itaú
Banking
Banco Banestado S.A.	Brazil	99.99%
Banco Fiat S.A. (2)	Brazil	99.99%
Banco Itaú Buen Ayre S.A.	Argentina	99.99%
Banco Itaú S.A.	Brazil	100%
Banco Itaucred Financiamentos S.A. (1) (3)	Brazil	99.99%
Cia Itauleasing de Arrendamento Mercantil	Brazil	99.99%
Fináustria Arrendamento Mercantil S.A. (1)	Brazil	99.99%
Itaú Bank, Ltd.	Cayman Island	100%
Asset management and investor services
Fiat Administradora de Consórcio Ltda. (2)	Brazil	99.99%
Intrag Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	99.99%
Itaú Administradora de Consórcio Ltda.	Brazil	99.99%
Itaú Corretora de Valores S.A.	Brazil	99.99%
Itaú Distribuidora de Títulos e Valores Mobiliários S.A.	Brazil	99.99%
Credit card
Itaucard Financeira S.A. Crédito, Financiamento e Investimento	Brazil	99.99%
Miravalles Empreendimentos e Participações S.A. (4)	Brazil	50%
Orbitall Serviços e Processamento e Informatização Comercial Ltda. (5)	Brazil	100%
Insurance, private retirement plans and capitalization plans
Cia Itaú de Capitalização (6)	Brazil	99.99%
Itaú Seguros S.A.	Brazil	100%
Itaú Vida e Previdência S.A. (7)	Brazil	99.99%
Itauprev Vida e Previdência S.A. (8) (9)	Brazil	99.99%
Holding companies
Afinco Américas Madeira, SGPS, Soc. Unipessoal Ltda.	Madeira Island	100%
Akbar Marketing e Serviços Ltda. (1)	Portugal	95.75%
Itaú BBA Participações S.A.	Brazil	50.00%

(1)	The results of operations and cash flows are consolidated as from January 1, 2003 as result of the acquisition of Itaú BBA in December 2002.

(2)	Consolidated since its acquisition in March 2003.

(3)	New name of Fináustria Companhia de Crédito, Financiamento e Investimento.

(4)	Consolidated since its acquisition on August 09, 2004.

(5)	On December 29, 2004, an additional interest of 66,66% has been acquired, resulting on consolidation as from that date. Previously accounted following the equity method.

(6)	Successor of Itaú Capitalização S.A., due to the merger in January, 2004.

(7)	New name of da Itaú Previdência e Seguros S.A.

(8)	New name of AGF Vida e Previdência S.A.

(9)	Consolidated since its acquisition in December 2003.